FGX International Reports Strong Sales and Earnings Growth for the Third
                      Quarter and First Nine Months of 2007

      SMITHFIELD, R.I., Dec. 6 /PRNewswire-FirstCall/ -- FGX International (Nasdaq: FGXI), a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry, today announced financial results for its third quarter and first nine months ended September 29, 2007.

These are the first results released since FGX International went public on October 24, 2007.
(Logo: http://www.newscom.com/cgi-bin/prnh/20071025/NETH104LOGO )

    Highlights for the quarter include:

    -- Net sales increased 26% from $42.7 million in the third quarter of 2006 to $53.9 million in the current quarter.
    -- Net income and earnings per diluted share for the 2007 quarter were break-even compared to a net loss of $4.6 million or $0.31 per share in the year ago quarter.
    -- Operating income increased 364% from $1.4 million in the third quarter of
       2006 to $6.5 million in the current quarter.
    -- Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 87% from $6.0 million in the third quarter of 2006 to $11.2 million in the third quarter of 2007.


    Net Sales by Segment:
    (amounts in thousands)        3rd Quarter  3rd Quarter             %
                                     2007        2006     Variance  Inc/Dec
Non-prescription Reading Glasses    $ 30,935   $ 21,616   $  9,319     43%
Sunglasses & Prescription Frames    $  8,698   $  6,156   $  2,542     41%
Costume Jewelry                     $  6,770   $  8,991   $ (2,221)   (25)%
International                       $  7,516   $  5,928   $  1,588     27%
Total:                              $ 53,919   $ 42,691   $ 11,228     26%


    Highlights for the first nine months include:

    -- Net sales increased 28% from $139.2 million in the first nine months of
       2006 to $177.7 million in the comparable period of 2007.
    -- Net income was $3.4 million or $0.23 per diluted share in the first nine months of 2007 versus a net loss of $8.9 million or $0.60 per diluted share in the first nine months of 2006.
    -- Excluding certain charges as detailed in the tables attached to the release, adjusted net income was $4.5 million or $0.30 per diluted share in the first nine months of 2007 versus a loss of $8.0 million, or $0.54 per diluted share in the first nine months of 2006.
    -- Operating income increased 118% from $9.4 million in the first nine months of 2006 to $20.5 million in the comparable period of 2007.
    -- EBITDA increased 48% from $23.2 million in the first nine months of 2006 to $34.4 million in the comparable period of 2007.


    Net Sales by Segment:
    (amounts in thousands)            Nine      Nine
                                     Months    Months               %
                                      2007      2006      Variance  Inc/Dec
Non-prescription Reading Glasses    $ 86,073   $ 58,250   $ 27,823     48%
Sunglasses & Prescription Frames    $ 45,208   $ 34,048   $ 11,160     33%
Costume Jewelry                     $ 17,804   $ 22,934   $ (5,130)   (22)%
International                       $ 28,597   $ 23,948   $  4,649     19%
Total:                              $177,682   $139,180   $ 38,502     28%

      A reconciliation of the results "as reported", which are in accordance with GAAP, to results "excluding certain charges" or to EBITDA, which are non-GAAP measures, is included in the Consolidated Statements of Income Data, and related notes thereto, attached to this release.

      Alec Taylor, Chief Executive Officer of FGXI stated, "We are pleased to report such strong growth in sales and earnings in our first announcement as a public company. Our operating income and gross margins increased significantly year over year, demonstrating a disciplined approach to managing our business. These results are consistent with our expectations in what is traditionally our lowest sales quarter of the year."

      The strong increase in non-prescription reading glasses sales for both the quarter and nine months was primarily due to same store sales increases in most major accounts, the addition of a major customer at the end of 2006, and favorable demographic trends, which drove higher purchases.

      The increase in sales in the sunglasses and prescription frame segment for the quarter and nine months periods was due to strong sales performance in most major retail accounts, increased business at a major customer beginning at the end of 2006, and fashion trends which increasingly dictate sunglasses as a year round accessory versus a seasonal item.

      The decline in costume jewelry sales in the quarter and nine month periods versus the prior year resulted from the Company's strategic decision not to seek lower margin promotional business from a major customer and instead focus on higher margin replenishable jewelry items.

    The increase in international sales for the quarter and nine month periods versus the prior year was driven by strong performance in all categories in Canada and a roll-out of non-prescription reading glasses in the UK.

      Mr. Taylor continued, "We have seen continued strong growth trends in the reading glasses and sunglasses markets, proving that our flagship brands, Foster Grant (R) and Magnivision (R), are well recognized by consumers."

      Additional Results
      In the third quarter of 2007, gross margin as a percentage of net sales was 54.1% compared to 49.2% in the corresponding year ago quarter. For the first nine months of 2007, gross margin as a percentage of net sales was 53.4% versus 49.8% in the comparable year ago period. This increase was attributed to a reduction in cost of goods, principally in the non-prescription reading glasses segment, and a favorable product mix.

      Operating expense as a percentage of net sales was 42.1% compared to 45.8% in the third quarter of 2006 and 41.8% compared to 43.0% in the nine months ended 2006. This decrease is largely attributable to the leveraging effect of higher net sales in the 2007 periods.

      Capital expenditures for the nine months ended September 29, 2007 were $11.2 million compared to $6.4 million in the previous year, which was due to the Company's continued capital investment in store displays to support incremental sales volume in 2007.

      Initial Public Offering
      On October 24, 2007, we completed our initial public offering of 13,800,000 ordinary shares at a price to the public of $16.00 per share for an aggregate amount of $220.8 million. The offering consisted of 6,666,667 ordinary shares sold by the Company and 7,133,333 ordinary shares sold by the Company's shareholders. Following the completion of the offering, the Company's principal shareholder owns approximately one-third of the total shares outstanding.

      The Company received $97.2 million in net proceeds from the offering, which it used to reduce indebtedness to approximately $125.0 million.

      Product Recall
      In cooperation with the United States Consumer Product Safety Commission, the Company is voluntarily recalling certain styles of its children's sunglasses following the discovery that some contained lead paint in excess of allowable limits. The Company has received no reports of injury from these products. These styles were distributed in the United States, Canada, and Europe (predominantly in the United Kingdom). The testing that led to this discovery was voluntarily undertaken by the Company.

      The Company estimates that sales of children's sunglasses will represent less than 1% of its total revenue for 2007, and styles affected represent approximately 25% of the children's sunglasses line. This recall does not affect any of the Company's baby sunglasses line.

      Outlook
      For the fourth quarter ending December 29, 2007, the Company currently forecasts net sales in the range of $59 to $61 million. Excluding certain charges as detailed below, the Company expects adjusted operating income to be $11 to $12 million and adjusted earnings per diluted share to be $0.24 to $0.26 in the fourth quarter of 2007. This estimate is based upon a weighted average diluted share count of 19.5 million shares for the quarter.

    Fourth quarter 2007 charges are expected to include:
      -- a $2.8 million pre-tax charge ($0.09 per diluted share) for the early extinguishment of debt relative to the Company's refinancing of its remaining indebtedness to more favorable terms,
      -- a $0.6 to $0.8 million pre-tax charge ($0.02 to $0.03 per diluted share) related to the voluntary recall of children's sunglasses based on current estimates of retailer inventory returns, consumer refunds and other related costs, and
      -- the Company is also evaluating the continued vacancy at its Miramar, Florida facility to determine if an incremental abandoned lease charge will be required in the fourth quarter of 2007.

      For the fourth quarter of 2007, the Company expects "as reported" operating income to be $10 to $11 million, net income to be $2 to $3 million, and earnings per diluted share of $0.14 to $0.16. EBITDA is expected to range between $15 and $16 million.

      For the full year of 2007, the Company expects net sales in a range of $237 to $239 million.

Excluding certain charges as detailed below, the Company expects adjusted operating income to be $33 to $34 million and adjusted earnings per diluted share to be $0.57 to $0.59 for the full year of 2007. This estimate is based upon a weighted average diluted share count of 16.0 million shares for the year.

    Full year 2007 charges are expected to include:
      -- a $2.8 million pre-tax charge ($0.10 per diluted share) for the early extinguishment of debt relative to the Company's refinancing of its remaining indebtedness to more favorable terms,
      -- a $0.6 to $0.8 million pre-tax charge ($0.02 to $0.03 per diluted share) related to the voluntary recall of children's sunglasses based on current estimates of retailer inventory returns, consumer refunds and other related costs, and
      -- a $1.9 million pre-tax charge ($0.07 per diluted share) incurred in connection with the vacancy of the Company's Miramar, Florida facility incurred during the second quarter of 2007. In addition, the Company may take an incremental charge for this facility during the fourth quarter of 2007.

    For the full year 2007, the Company expects "as reported" operating income to be $30 to $31 million, net income to be $5 to $6 million, and earnings per diluted share to be $0.37 to $0.39. EBITDA is expected to range between $49 and $51 million.

      For the full year 2008, and excluding any unforeseen charges or events, the Company currently anticipates net sales to increase 7% to 9% over full year 2007 results. The Company's current objectives for 2008 are to achieve operating income in the range of $33 to $37 million, net income of $15 to $17 million, EBITDA in the range of $54 to $59 million, and earnings per diluted share of $0.70 to $0.80. This estimate is based upon a weighted average diluted share count of 21.6 million shares for 2008.

      Mr. Taylor concluded, "We look forward to a strong fourth quarter of 2007 when we expect the momentum from the first nine months of the year to continue. Additionally, we anticipate our financial results for 2008 to continue to benefit from the strength of our optical business, improved margins, and lower interest charges."

      Conference Call Information
      The Company will host a conference call today, December 6, 2007 at 5:00 PM EDT to discuss its financial results. To access the conference call information, please visit www.fgxi.com under the tab "Investors". To participate by telephone, the domestic dial-in number is 888-680-0869 and the international dial-in is 617-213-4854. The access code is 49121648.

      A replay of the call will be available until Thursday, December 13, 2007 at midnight. To access the replay by phone, the domestic dial-in number is 888-286-8010 and the international dial-in is 617-801-6888. The access code for the replay is 63894792. To access the replay via webcast, please visit www.fgxi.com under the tab "Investors".

      About FGX International
      FGX International Holdings Limited (Nasdaq: FGXI) is a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry with a portfolio of established, highly recognized eyewear brands including Foster Grant(R) and Magnivision(R).

      Forward-Looking Statements
      Statements in this press release that are not statements of historical fact or that express our confidence, expectations, objectives, intentions, plans, or strategies or otherwise anticipate the future, including, without limitation, statements regarding the anticipated scope and costs of the recall or the impact of the lead paint problem on the Company's business or results of operations, and those regarding our future prospects, revenues, costs, results of operations and profitability contained in the outlook section of this press release, are forward-looking statements. These forward-looking statements are not guarantees of future performance, and they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. These risks and uncertainties include, but are not limited to: the amount of inventory of affected children's sunglasses products ("affected products") at retailers may be greater than the Company anticipates; the amount of affected products that may be returned by consumers may be greater than the Company anticipates; the cost of recalling the affected products and/or providing replacement products to consumers and retailers may be greater than the Company anticipates; the Company or others may discover that additional products have similar defects; and consumers, retailers, shareholders and/or others may bring litigation or other claims against the Company that may cause it to incur substantial costs to resolve. These risk and uncertainties also include, but are not limited to: customer acceptance of our existing or new products; interruptions of supply from our Asian product manufacturers; lost production capacity, production errors and quality control errors, political instability, or changing conditions in transportation services; other risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; failure to maintain proper inventory levels; material changes in customers' inventory and working capital policies; a material reduction or cessation of purchases by any of our largest customers; failure to comply with federal or state regulation of the distribution or sale of our products; the uncertainty of the litigation process including the risk of an unfavorable result in current or future litigation; and disruption in our principal distribution center.

      These and other risks and uncertainties that could cause our actual results to differ from those contemplated by any forward-looking statement are discussed in more detail under "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form S-1 filed with the Securities and Exchange Commission, as well as similar disclosures in our Form 10-Q for the quarter ended September 29, 2007. Forward-looking statements contained in this press release speak only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

    Contact Information:
    Investor Relations:                     FGXI:
    Laura Kiernan                           Anthony Di Paola
    ICR Inc.                                Chief Financial Officer
    203-682-8329                            401-719-2253

                       FGX INTERNATIONAL HOLDINGS LIMITED
                     CONSOLIDATED STATEMENTS OF INCOME DATA
                (Unaudited, in thousands, except per share data)


                                                      Three Months Ended
                                                      ------------------
                                                  September        September
                                                   29, 2007         30, 2006
                                                  ---------        ---------
                                                     As                As
                                                  Reported          Reported
                                                  ---------        ---------
Net sales:
  Non-prescription Reading Glasses                 $ 30,935         $ 21,616
  Sunglasses and Prescription Frames                  8,698            6,156
  Costume Jewelry                                     6,770            8,991
  International                                       7,516            5,928

Total net sales                                      53,919           42,691
Cost of sales                                        24,762           21,705
Gross profit                                         29,157           20,986

Operating expenses:
  Selling expenses                                   16,134           14,085
  General and administrative expenses                 4,998            3,571
  Amortization of acquired intangibles                1,543            1,899
    Total operating expenses                         22,675           19,555


  Operating income                                    6,482            1,431

Interest expense, net                                 6,037            5,760
Other income, net                                        56               57

  Income (loss) before income taxes                     501           (4,272)

Income tax expense (benefit)                            539              256

Income (loss) before minority interest                  (38)          (4,528)

Minority interest income (expense)                       20              (95)
Net income (loss)                                  $    (18)        $ (4,623)

EPS: Basic                                         $   0.00         $  (0.31)
     Diluted                                       $   0.00         $  (0.31)

Weighted average shares outstanding:
  Basic                                              14,638           14,838
  Diluted                                            14,638           14,838

Memo Accounts:
  Capital expenditures                             $  3,282         $  1,603


      The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.


  Net income (loss)                               $    (18)         $ (4,623)
  Income tax expense (benefit)                         539               256
  Interest expense, net                              6,037             5,760
  Depreciation and amortization                      4,611             4,583

    EBITDA (1)                                    $ 11,169          $  5,976

    EBITDA margin (EBITDA/net sales)                  20.7%             14.0%


        See accompanying Notes to Consolidated Statements of Income Data.

                       FGX INTERNATIONAL HOLDINGS LIMITED
                     CONSOLIDATED STATEMENTS OF INCOME DATA
                (Unaudited, in thousands, except per share data)


      Reconciliation of Results "As Reported" in accordance with GAAP to Results "Excluding Charges" (2), a non-GAAP measure.


                                                      Nine Months Ended
                                                      ------------------
                                                      September 29, 2007
                                                      ------------------
                                               As        Charges    Excluding
                                           Reported        (3)       Charges
                                           ---------     -------    ---------
Net sales:
  Non-prescription Reading Glasses       $  86,073     $      --   $  86,073
  Sunglasses and
   Prescription Frames                      45,208            --      45,208
  Costume Jewelry                           17,804            --      17,804
  International                             28,597            --      28,597

Total net sales                            177,682            --     177,682
Cost of sales                               82,887            --      82,887
Gross profit                                94,795            --      94,795

Operating expenses:
  Selling expenses                          52,797            --      52,797
  General and administrative expenses       15,033            --      15,033
  Amortization of acquired intangibles       4,629            --       4,629
  Abandoned lease charge                     1,865        (1,865)         --
    Total operating expenses                74,324        (1,865)     72,459

  Operating income                          20,471         1,865      22,336

Interest expense, net                       17,373            --      17,373
Other income, net                              180            --         180

    Income (loss) before income taxes        3,278         1,865       5,143

Income tax expense (benefit)                  (327)          746         419

  Income (loss)
   before minority
   interest                                  3,605         1,119       4,724

Minority interest income (expense)            (206)           --        (206)
Net income (loss)                        $   3,399     $   1,119   $   4,518

EPS: Basic                                             $    0.23   $    0.31
     Diluted                             $    0.23                 $    0.30

Weighted average
 shares
 outstanding:
  Basic                                     14,764                    14,764
  Diluted                                   14,826                    14,826

Memo Accounts:
  Capital expenditures                   $  11,220                 $  11,220


The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.


  Net income (loss)                      $   3,399                 $   4,518
  Income tax expense (benefit)                (327)                      419
  Interest expense, net                     17,373                    17,373
  Depreciation and amortization             13,979                    13,979

    EBITDA (1)                           $  34,424                 $  36,289

    EBITDA margin (EBITDA/net sales)          19.4%                     20.4%

                                                Nine Months Ended
                                                ------------------
                                                September 30, 2006
                                                ------------------
                                            As        Charges   Excluding
                                         Reported       (4)      Charges
                                         ---------    -------   ---------

Net sales:
  Non-prescription Reading Glasses       $  58,250             $  58,250
  Sunglasses and Prescription Frames        34,048     1,370      35,418
  Costume Jewelry                           22,934        --      22,934
  International                             23,948        --      23,948

Total net sales                            139,180     1,370     140,550
Cost of sales                               69,871        --      69,871
Gross profit                                69,309     1,370      70,679

Operating expenses:
  Selling expenses                          40,524        --      40,524
  General and administrative expenses       13,690        --      13,690
  Amortization of acquired intangibles       5,699        --       5,699
  Abandoned lease charge                        --        --          --
    Total operating expenses                59,913        --      59,913

  Operating income                           9,396     1,370      10,766

Interest expense, net                       16,101        --      16,101
Other income, net                               78        --          78

  Income (loss) before income taxes         (6,627)    1,370      (5,257)

Income tax expense (benefit)                 2,145       480       2,625

  Income (loss) before minority
   interest                                 (8,772)      890      (7,882)

  Minority interest income (expense)          (119)       --        (119)
  Net income (loss)                      $  (8,891)    $ 890   $  (8,001)

EPS: Basic                               $   (0.60)            $   (0.54)
     Diluted                             $   (0.60)            $   (0.54)

Weighted average shares outstanding:
  Basic                                     14,838                14,838
  Diluted                                   14,838                14,838

Memo Accounts:
  Capital expenditures                   $   6,376             $   6,376


The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.


  Net income (loss)                      $  (8,891)            $  (8,001)
  Income tax expense (benefit)               2,145                 2,625
  Interest expense, net                     16,101                16,101
  Depreciation and amortization             13,862                13,862

    EBITDA (1)                           $  23,217             $  24,587

    EBITDA margin (EBITDA/net sales)          16.7%                 17.5%


    See accompanying Notes to Consolidated Statements of Income Data.

                                FGX INTERNATIONAL
                 NOTES TO CONSOLIDATED STATEMENTS OF INCOME DATA

1. EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA and EBITDA "excluding charges" (see Note (2) below), are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

      We believe EBITDA facilitates company to company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance.

      EBITDA has limitations, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. It should not be considered either in isolation or as a substitute for analysis of our results as reported under Generally Accepted Accounting Principles (GAAP). Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance GAAP and using EBITDA only supplementally.

2. We have presented the "Charges" and "Excluding Charges" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant events and transactions that occurred during the fiscal periods presented, that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific generally accepted accounting principles in the United States ("GAAP") measures, including net income, operating income and gross profit. Management utilizes this information to better understand its operating results as well as the impact and progress on certain strategic initiatives. The columnar information under the caption "Charges" and "Excluding Charges" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

3. Results for the nine months ended September 29, 2007 include a $1.9 million charge incurred during the second quarter of 2007 in connection with the vacancy at the Company's Miramar, Florida facility.

4. Results for the nine months ended September 30, 2006 include a $1.4 million charge incurred in connection with the write off of an asset related to the buyback of competitive product due to the loss of business from a customer that sold certain retail stores to a third party.

                       FGX INTERNATIONAL HOLDINGS LIMITED
                           CERTAIN BALANCE SHEET DATA
                                 (in thousands)


                                              As of      As of       As of
                                            September    December    September
                                            29, 2007     30, 2006    30, 2006
                                           ----------    --------    ---------
                                           (unaudited) (unaudited)

    Cash and cash equivalents                $ 3,204     $ 9,663      $10,450
    Accounts receivable, net                  43,458      59,030       30,253
    Inventories, net                          35,853      34,643       29,748
    Accounts payable                          28,644      44,103       23,318
    Accrued expenses                          25,016      28,080       25,110



SOURCE  FGX International Holdings Limited
    -0-                             12/06/2007
    /CONTACT: Investor Relations, Laura Kiernan of ICR Inc., +1-203-682-8329, for FGXI; or Anthony Di Paola, Chief Financial Officer of
FGX International Holdings Limited, +1-401-719-2253/
    /First Call Analyst: /
    /FCMN Contact:  laura.kiernan@icrinc.com /
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20071025/NETH104LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.fgxi.com /
    (FGXI)